UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
September 27, 2022
Date of Report (Date of earliest event reported)

CRITEO S.A.
(Exact name of registrant as specified in its charter)

France	001-36153	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

32 Rue Blanche	Paris	France	75009
(Address of principal executive offices)			(Zip Code)
+33 17 585 0939
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
American Depositary Shares, each representing one ordinary share, nominal value €0.025 per share	CRTO	Nasdaq Global Select Market
Ordinary Shares, nominal value €0.025 per share*		Nasdaq Global Select Market

*Not for trading, but only in connection with the registration of the American Depositary Shares.

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

ITEM 1.01	Entry Into a Material Definitive Agreement.

The information set forth in Item 2.03 relating to the entry by Criteo S.A. (the “Company”) into a credit agreement is incorporated herein by reference into this Item 1.01.

ITEM 1.02	Termination of a Material Definitive Agreement.

The information set forth in Item 2.03 relating to the termination of the Company's prior credit facility dated September 24, 2015, is incorporated herein by reference into this Item 1.02.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 27, 2022, the Company established a new unsecured €407,000,000 ($394,383,000) multicurrency revolving loan facility (the "Facility") by entering into a Multicurrency Revolving Facility Agreement (the “New Credit Agreement”), among the Company, certain of its subsidiaries, the lenders party thereto from time-to-time, BNP Paribas, Crédit Lyonnais (LCL), HSBC Continental Europe and Société Générale, as bookrunners and mandated lead arrangers, Bank of Montreal Europe PLC, Citibank N.A., London Branch and Crédit Industriel et Commercial (CIC), as mandated lead arrangers, BNP Paribas, as coordinator and documentation agent, Société Générale, as agent, and Société Générale and HSBC Continental Europe, as sustainability coordinators. Capitalized terms not defined herein shall have the meanings set forth in the New Credit Agreement.

The New Credit Agreement replaced the Company's existing €294,000,000 ($284,886,000) Multicurrency Revolving Facility Agreement, dated as of September 24, 2015, as amended and restated from time to time thereafter (the “Terminated Credit Agreement”), among BNP Paribas, Crédit Lyonnais (LCL), HSBC France, Natixis and Société Générale Corporate & Investment Banking as arrangers, Natixis as coordinator and documentation agent, Crédit Lyonnais (LCL) as agent, and the financial institutions listed therein as lenders, which was terminated on September 27, 2022 contemporaneously with the execution and delivery of the New Credit Agreement. In connection with such termination, the Company paid off all outstanding fees under the Terminated Credit Agreement.

The Facility is available for financing general corporate purposes of the Company and its subsidiaries, including any acquisition of shares, assets or businesses. The Facility is scheduled to mature on September 27, 2027, subject to two potential extensions of 364 days each in accordance with the terms of the New Credit Agreement. Borrowings under the New Credit Agreement bear interest at a rate per annum equal to an applicable margin, plus (i) if in Euros, a base rate at EURIBOR and (ii) if in US Dollars, SOFR compounded in arrears plus a credit adjustment spread and currency premium. The margin is variable and is adjusted on the basis of the leverage ratio. The New Credit Facility also includes mechanics to agree to sustainability linked adjustments in the future.

The New Credit Agreement contains certain financial covenants, including that the Company shall not permit the ratio of the Company's Consolidated Total Net Debt to its Adjusted Consolidated EDITDA to be greater than 3 to 1. In addition, the New Credit Agreement contains negative covenants limiting, among other things, additional liens on assets, disposal of assets or receivables, mergers and acquisitions, additional indebtedness, dividends, and other matters customarily restricted in such agreements. The New Credit Agreement also contains certain affirmative covenants and customary events of default provisions, including, subject to certain thresholds and grace periods, among others, payment default, covenant default, misrepresentation, cross default to other material indebtedness, events of bankruptcy and insolvency, audit qualification and material adverse effect. Upon the occurrence of an event of default, the outstanding obligations under the New Credit Agreement may be accelerated and become immediately due and payable.

The Company is obligated to pay customary fees to the agents and arrangers under the New Credit Agreement with respect to arranging and maintaining the Facility.

The payment obligations of the other borrowers under the New Credit Agreement (as of the date hereof, Criteo Technology S.A.S. and Criteo Corp.) are guaranteed by the Company in full pursuant to a French law guarantee (caution solidaire).

The foregoing description of the New Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the New Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and which is incorporated herein by reference.

ITEM 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
10.1
Multicurrency Revolving Facility Agreement, dated as of September 27, 2022, among the Company, certain of its subsidiaries, the lenders party thereto from time-to-time, BNP Paribas, Crédit Lyonnais (LCL), HSBC Continental Europe and Société Générale, as bookrunners and mandated lead arrangers, Bank of Montreal Europe PLC, Citibank N.A., London Branch and Crédit Industriel et Commercial (CIC), as mandated lead arrangers, BNP Paribas, as coordinator and documentation agent, Société Générale, as agent, and Société Générale and HSBC Continental Europe, as sustainability coordinators

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Criteo S.A.

Date: September 28, 2022	By:	/s/ Sarah Glickman
	Name:	Sarah Glickman
	Title:	Chief Financial Officer